Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Announces Pricing of Public Offering of Common Stock

MOUNTAIN VIEW, Calif., February 29, 2012 — VIVUS, Inc. (NASDAQ: VVUS) announced today the pricing of an underwritten public offering of 9,000,000 shares of its common stock at a price to the public of $22.50 per share. The gross proceeds from the sale of the shares, before underwriting discounts and commissions and other offering expenses, are expected to be approximately $202.5 million. The offering is expected to close on or about March 6, 2012, subject to customary closing conditions. The company has also granted the underwriters a 30-day option to purchase up to an aggregate of 1,350,000 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are being sold by VIVUS.

VIVUS anticipates using the net proceeds from this offering (i) to fund the creation of the infrastructure including the hiring of a field sales force and the development and production of promotional materials necessary to commercialize Qnexa in the United States, if approved, for the treatment of obesity; (ii) to cover expenses in connection with pursuing non-U.S. marketing approvals for Qnexa and avanafil; (iii) to fund new clinical trials for Qnexa and other investigational product candidates; (iv) to finance our marketing and awareness efforts for Qnexa; (v) to fund the ongoing hiring of additional sales and marketing, regulatory, medical affairs and research and development and other personnel to support Qnexa and our other investigational product candidates; (vi) to fund additional investment in information technology infrastructure and product support systems; (vii) for third-party contract supply costs; (viii) to fund the cost of any post-approval Qnexa requirements, including the cost to complete a cardiovascular outcomes study and any additional studies required for Qnexa; and (ix) for general corporate purposes, including working capital.  We also may use a portion of the net proceeds to acquire strategic assets, although we currently have no agreements or commitments in this regard.

J.P. Morgan Securities LLC is acting as sole book-running manager of the offering. BofA Merrill Lynch, JMP Securities LLC, Needham & Company, LLC and Rodman & Renshaw, LLC are acting as co-managers of the offering. Trout Capital LLC acted as an advisor to the Company.

The offering is being made pursuant to an effective shelf registration statement.  This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone number:  866-803-9204) or on the SEC’s website at www.sec.gov.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to VIVUS’ expectations related to Vivus’ planned use of proceeds and satisfaction of closing conditions related to the public offering. There can be no assurance that Vivus will be able to complete the public offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, VIVUS and its business can be found under the heading “Risk Factors” in VIVUS’ Annual Report on Form 10-K for the year ended December 31, 2011, and in the final prospectus supplement related to the public offering to be filed with the Securities and Exchange Commission. VIVUS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel  650-934-5200   Fax 650-934-5389  www.vivus.com